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Exhibit 11

                   Ballantyne of Omaha, Inc. and Subsidiaries
                Computation of Net Loss Per Share of Common Stock
             Three and Nine Months Ended September 30, 2001 and 2000

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



                                         Three Months Ended               Nine Months Ended
                                            September 30,                   September 30,
                                    --------------------------      ---------------------------
                                        2001           2000             2001             2000
                                    ----------     -----------       ----------      ----------
BASIC NET LOSS PER SHARE

Net loss applicable to
common stock                       $  (846,433)   $(1,066,937)     $(2,249,722)     $(2,545,839)

Weighted average common
shares outstanding                  12,512,672     12,480,192       12,512,672       12,466,949
                                    ----------     ----------       ----------       ----------

Basic loss per share               $     (0.07)   $     (0.09)     $     (0.18)     $     (0.20)
                                    ==========     ===========      ==========       ==========

DILUTED NET LOSS PER SHARE

Net loss applicable to
common stock                       $  (846,433)   $(1,066,937)     $(2,249,722)     $(2,545,839)

Weighted average common
shares outstanding                  12,512,672     12,480,192       12,512,672       12,466,949

Assuming conversion
of options outstanding *                    -              -                -               -
                                    ----------     ----------      -----------       ----------

Weighted average common
shares outstanding, as adjusted     12,512,672     12,480,192       12,512,672       12,466,949
                                    ----------     ----------       ----------       ----------

Diluted net loss per share         $     (0.07)   $     (0.09)     $     (0.18)     $     (0.20)
                                    ==========     ===========      ==========       ==========
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*Because the Company reported net losses for the three and nine months ended
September 30, 2001 and 2000, respectively, the calculation of net loss per share
- diluted excludes potential common shares from stock options, as they are anti-dilutive and would result in a reduction of loss per share. If the Company had reported net income for the three and nine months ended September 30, 2001, there would have been 75,711 and 73,990 additional shares in the calculation of net income per share - diluted. If the Company had reported net income for the three and nine months ended September 30, 2000, there would have been 13,233 and
113,205 additional shares in the calculation of net income per share - diluted.